UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                                   51job, Inc.
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                                (Name of Issuer)



                                  Common Shares
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                         (Title of Class of Securities)



                                    316827104
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                                 (CUSIP Number)



                  Initial Public Offering - September 28, 2004
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)
[_] Rule 13d-1(c)
[X] Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

-----------------------
CUSIP NO. 316827104
-----------------------

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  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Lei Feng

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  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
       (a) [_]
       (b) [_]

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  3    SEC USE ONLY


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  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       People's Republic of China

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                      5    SOLE VOTING POWER

                           5,927,021
     NUMBER OF      ------------------------------------------------------------
      SHARES          6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY              N/A
       EACH         ------------------------------------------------------------
     REPORTING        7    SOLE DISPOSITIVE POWER
      PERSON
       WITH                5,927,021
                    ------------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                           N/A

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  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,927,021 common shares

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  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
       [_]

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  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       10.6%

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  12   TYPE OF REPORTING PERSON (See Instructions)

       IN

--------------------------------------------------------------------------------

Item 1.

(a)   Name of Issuer.

      51job, Inc.

(b)   Address of Issuer's Principal Executive Offices.

      21st Floor, Wen Xin Plaza
      755 Wei Hai Road
      Shanghai 200041
      People's Republic of China

Item 2.

(a)   Name of Person Filing.

      This statement is filed by Lei Feng (the "Reporting Person").

(b)   Address of Principal Business Office or, if none, Residence.

      The address of the Reporting Person's principal business office is:

      32nd Floor, China Merchants Tower
      118 Jian Guo Road
      Chao Yang District, Beijing 100022
      People's Republic of China

(c)   Citizenship.

      Lei Feng is a citizen of the People's Republic of China.

(d)   Title of Class of Securities.

      Common Shares

(e)   CUSIP Number.

      316827104

Item 3. Not applicable

Item 4. Ownership.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)   Amount beneficially owned:

      See Row 9 of cover page for the Reporting Person.

(b)   Percent of class:

      See Row 11 of cover page for the Reporting Person.

(c)   Number of shares as to which the person has:

      (i)   Sole power to vote or to direct the vote:

            See Row 5 of cover page for the Reporting Person.

      (ii)  Shared power to vote or to direct the vote:

            See Row 6 of cover page for the Reporting Person.

      (iii) Sole power to dispose or to direct the disposition:

            See Row 7 of cover page for the Reporting Person.

      (iv)  Shared power to dispose or to direct the disposition:

            See Row 8 of cover page for the Reporting Person.

Item 5. Ownership of Five Percent of Less of a Class.

      Not applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

      Not applicable

Item 8. Identification and Classification of Members of the Group.

      Not applicable

Item 9. Notice of Dissolution of Group.

      Not applicable

Item 10. Certification.

      Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated:  February 11, 2005


                                                /s/ LEI FENG
                                                --------------------------------
                                                Lei Feng



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